Exhibit 10.7

Sept 14, 2011

Mr. Leechung Yiu

Re: Employment Offer [CI0006]

Dear Leechung,

We are pleased to inform you that Montage Technology, Inc. (“the Company”), a subsidiary of Montage Technology Group, Ltd., has decided to extend you an offer of fulltime employment. The terms of your employment are set forth below:

You will join the Company in the position of Business Development VP directly to Howard Yang. This position is based in Santa Clara, CA, and you will be expected to travel, as required, to support company business needs. If you choose to accept this job, then we would like you to start on October 1, 2011.

Your base compensation will be $100,000 USD per year. You will be covered by the Company’s standard health insurance plan.

As a Montage employee, you will be expected to abide by the Company rules and policies. You may not disclose confidential Company information to unauthorized third parties, and at no time may you disclose confidential information to a former employee of the Company.

If you choose to accept this offer of employment, please sign and date this letter on the lines below, and return to us no later than 26 September, 2011. I hope you will accept this offer and I look forward to working with you.

Sincerely,

/S/ Howard Chonghe Yang

Howard Chonghe Yang

CEO

Montage Technology, Inc.

EMPLOYMENT STATEMENT

I agree with and accept the terms set forth in this letter

/S/ Leechung Yiu		September 14, 2011
Signature	Name: Mr. Leechung Yiu	Date

Instruction on Conclusion of Labor Contract

1.	This contract is formulated by Montage Technology (Shanghai) Co., Ltd. pursuant to PRC Labor Law, PRC Labor Contract Law and Shanghai Regulations on Labor Contract and in the light of the condition of the company.

2.	The company adopts labor contract system as its system of recruitment. All employees who are employed as regular employees of the company shall enter into labor contracts with the company, which shall become effective immediately after they are signed and sealed, and the company and its employees shall perform all the rights and obligations set forth therein.

3.	A signatory shall read all the provisions of this contract carefully before entering into this contract.

4.	An employee of the company shall enter into labor contract in person rather than by proxy.

5.	If there is any discrepancy between any provision of this contract and any provision of the laws, regulations or policies of the state, the provision of the laws, regulations or policies of the state shall prevail.

Montage Technology (Shanghai) Co., Ltd.

Montage Technology (Shanghai) Co., Ltd.

Labor Contract

Name of Party A: Montage Technology (Shanghai) Co., Ltd.

Legal representative/person-in-charge: Howard Chonghe Yang

Domicile: Rooms 1601, 1701 and 1801, Building A, 900 Yi Shan Road, Shanghai

Postal code: 200233

Telephone: 021-51696833

Name of Party B: Leechung Yiu

Employee #:

ID card No. and No. of other valid ID credentials:

Domicile (postal) address:

Postal code:

Telephone:

Bank account #:

In accordance with PRC Labor Law, PRC Labor Contract Law and Shanghai Regulations on Labor Contract and on the principle of voluntariness and equality, Party A and Party B, after consultations, agree to enter into this contract for their mutual compliance.

Article 1: Job responsibilities and location

1. Party A employs Party B to work as Chief Technology Officer/Senior Vice President at the department of Technology. Party B shall complete assignments in conformity with the schedule and quality requirements of Party A.

Party A may, upon consultation with Party B, adjust Party B’s position and benefits in the light of Party A’s operational and production needs and Party B’s capability, performance and otherwise.

2. Party B will work mainly at the following location: Shanghai.

Article 2: Type and term of contract

1. Type of this contract: fixed term labor contract.

Valid term of this contract: May 1, 2012 through April 30, 2017.

This contract will terminate automatically upon expiration of its term. Party A may, one month prior to the expiration of the term of this contract, make a request to Party B for renewal of this contract. If Party A makes a request for renewal of this contract, Party B shall, prior to the earlier of the expiration of the term of this contract or a time limit prescribed by Party A, accept or refuse the request for renewal. If, prior to the expiration of the term of this contract, Party A makes no request for the renewal or if Party B does not respond prior to the expiration of the term of this contract or within a time limit prescribed by Party A, this contract shall not be deemed to be renewed.

2. Probation period: 0 months. If Party B cannot be employed by Party A due to Party B’s incompetency for the work arranged by Party A in the aspects of health condition, labor capacity and work performance during the probation period, Party A shall, three working days in advance, formally notify Party B in writing of its decision not to employ Party B. If Party B makes a request for quitting his/her job due to his/her dissatisfaction with the work or other conditions arranged by Party A, Party B shall also be required to notify Party A in writing three working days in advance.

If, during the expiration of the probation period, Party B receives no notice of Party A’s decision not to employ Party B, Party B shall be deemed to have been employed formally.

3. Conditions for employment:

(1) Requirements for knowledge, technology, health condition, etc. and the specific requirements of the position to be held, as set forth in the job advertisement, shall be met.

(2) All materials and relevant information provided by Party B to Party A, including without limitations, graduation certificate, diploma, rating certificate, curriculum vitae, work experience, proof of severance issued by previous employer, reason for severance, proof of passing of physical examination issued by designated hospital and proof of marriage, shall be true and valid. If there is any change in Party B’s personal information, Party B shall inform Party A of such change in writing in a timely manner.

(3) During the probation period, Party A shall keep an objective record of and objectively appraise Party B’s competence for work as the basis for measuring whether Party B meets the conditions for employment during the probation period.

4. If Party B accepts any opportunity for advanced studies, training, overseas study and scout tour offered and financed by Party A, Party B shall enter into an agreement on the term of service separately. If the parties do not enter into any agreement on the term of service separately, the length of term of service shall, upon confirmation by Party B, be computed on the basis that Party B’s term of service shall be extended by one year for each RMB10,000 contributed by Party A.

Since Party A has covered a training fee of RMB     /     for Party B, Party A and Party B agree that the term of service of Party B at Party A is     /     years, commencing on             /             and ending on             /             .

Article 3: Working hours and leave

1. Party A shall, in accordance with law, schedule Party B’s working hours at Party A in light of the nature and content of Party B’s work.

2. Party B shall be entitled to statutory holidays and rest days provided by the state.

Article 4: Labor compensation

1. Party A implements a system of position-based salary and Party B’s basic salary is USD 8,146.67 per month before tax.

2. Party A shall pay 12 months of monthly salary over a full year and in addition to the aforesaid basic salary, as an extra welfare benefit offered by Party A to its employees, Party A will pay a quarterly bonus on a quarterly basis and pay a year-end bonus annually. If an employee leaves office during the probation period, such employee shall not be entitled to quarterly and year-end bonus; If an employee leaves office before the expiration of this contract, the end of a quarter or the end of a year, such employee shall not be entitled to the quarterly bonus for the quarter and the year-end bonus for the year.

The method of computing quarterly bonus is: (the number of days in the quarter on which work has actually taken place/the number of days in the quarter on which work should have taken place) * half a month’s basic salary;

The method of computing year-end bonus is: (the number of days in the calendar year on which work has actually taken place/the number of days in the calendar year on which work should have taken place) * one month’s basic salary.

Party A may from time to time issue or amend internal rules on compensation and welfare benefits to specifically provide for the payment of the aforesaid bonuses.

3. Party A shall, on the fifth day of the following month, fully pay the previous month’s salary of Party B in the form of currency and if such payment day falls on a public holiday, such payment shall be automatically deferred until the immediately following working day.

4. When paying Party B labor compensation each month, Party A will withhold the individual income tax payable by Party B in accordance with law and the portions of all social insurance and housing fund contributions that are personally payable; provided that Party B shall be solely liable for his/her individual income tax and any other withholdings, costs or taxes relating to his/her labor compensation.

5. During the performance of this contract, the adjustment to Party B’s salary shall be determined based on Party A’s salary distribution system.

6. Party A’s salary distribution system and Party B’s income will be included in the scope of Party A’s information confidentiality and Party B shall strictly keep the confidentiality and may not make disclosure to any third party.

Article 5: Social insurance and welfare benefits

1. Party A shall take out for Party B social insurance in accordance with the rules of the state and Shanghai on social insurance.

2. In the event of Party B’s illness or non-work related injury, Party B’s sick pay, disease relief and medical treatment benefits shall be determined pursuant to relevant rules of the state and Shanghai.

3. In the event of Party B’s occupational disease or work-related injury, Party B’s salary and benefits from work-related injury insurance shall be determined pursuant to relevant rules of the state and Shanghai.

Article 6: Labor protection, work condition and protection against occupational hazard

1. Party A shall establish and perfect a production technological process and formulate operating procedures, work specifications, and rules and standards for labor safety and sanitation. Party A shall perform its obligation to inform Party B of any post that may cause occupational disease and take proper precautions against occupational hazard in the course of work.

2. Party A shall provide Party B with necessary working conditions and safe and sanitary working condition and, in the light of the characteristics of the enterprise’s production and operation and in accordance with relevant rules, distribute labor protection requisites and heatstroke prevention requisites to Party B.

3. Party A shall, in the light of its own characteristics, educate and train Party B in a planned manner to improve Party B’s ideological consciousness, professional ethics and occupational skills.

Party B shall earnestly participate in all necessary education and training organized by Party A.

Article 7: Labor discipline, rewards and punishment

1. Party B shall comply with the laws and regulations of the state, fulfill his/her obligations as a citizen and uphold social ethics.

2. Party B shall have an ardent love for Party A, safeguard Party A’s reputation and interest, observe all of Party A’s regulations and rules and system of confidentiality (as may be amended by Party A pursuant to applicable laws and regulations from time to time), as detailed in employee handbook and other materials issued by Party A from time to time.

3. Party A may, in the light of Party B’s actual performance, commend, reward or impose punishment (warning, disciplinary action, fine, dismissal, compensation for loss) on Party B, as detailed in employee handbook and other materials issued by Party A from time to time.

Article 8: Amendment to labor contract

Party A and Party B may, upon mutual agreement through consultations, amend this contract in writing. If upon execution of this contract, amendment to this contract is necessitated by any change in the PRC laws or regulations, Party B hereby agrees that Party A will amend this contract as per the requirement of such applicable laws or regulations.

Article 9: Rescission and termination of labor contract

1. This contract may be rescinded upon mutual agreement of Party A and Party B through consultations.

2. Party B may rescind this contract by giving a thirty days’ prior written notice to Party A. During the probation period, Party B may rescind this contract by giving a written notice to Party A three working days in advance. If Party B resigns pursuant to this provision, Party A shall have no obligation to pay Party B any economic compensation in connection with the rescission of this contract.

3. Party B may rescind this contract if:

(1) Party A does not pay labor compensation, make social insurance contributions or provide working condition as agreed in this contract, except for adjustment by Party A of Party B’s salary pursuant to the rules of the company and the labor contract;

(2)	Party A’s rules violate any laws or regulations, which jeopardizes Party B’s interest;

(3) Party A forces Party B to work by means of violence, threat, or illegally restraining personal freedom, or Party A violates the safety regulations to order or force dangerous operations that endanger Party B’s personal life, in which case Party B may immediately rescind this contract.

4. Party A may rescind this contract if:

(1) it is proved, during the probationary period, that Party B has failed to meet the conditions for employment;

(2) After undergoing a prescribed period of medical treatment of his/her illness or non-work-related injury, Party B remains unable to perform his/her original work duties or another job rearranged by Party A;

(3) Party B has materially violated the rules and regulations of Party A (the basis for determining “material” shall be the criterion described in Party A’s employee handbook);

(4) Party B commits material dereliction of duty or malpractice, including without limitations, Party B acquiring Party A’s property in a fraudulent manner by false documentation or by other means, irrespective of the amount, which causes major damage to Party A (the basis for determining “major damage” shall be the criterion described in Party A’s employee handbook);

(5) Party B is incompetent for his/her position and remains so even after training or rearrangement of his position;

(6) the materials provided by Party B pursuant to Article 2.3(2) hereof are untrue; Party B employs the means of deception to cause Party A to enter into or amend a labor contract, which renders this contract null and void;

(7) Party B is held criminally liable in accordance with law;

(8) Party B holds a concurrent post during the term of this contract or the term of his/her service;

(9) A major change in the objective circumstances pursuant to which this contract was entered into (such as relocation of place of business, Party A’s restructuring, etc.) has rendered this contract incapable of being performed and Party A and Party B fail to reach agreement on amendment to this contract.

(10) Party A needs to reduce its work force due to difficulties in its production and operation or change of the line of production or change in technological condition; or

(11) other reasons permitted by laws or regulations.

If Party A rescinds this contract pursuant to Articles 9.4(1), 9.4(3), 9.4(4) and Articles 9.4(6) to 9.4(8), Party A shall have no obligation to pay Party B any economic compensation in connection with the rescission of this contract.

5. This labor contract shall automatically terminate if:

(1) Party B becomes entitled to basis pension plan benefits;

(2) Party B is deceased, or is declared deceased or missing by the people’s court;

(3) Party A is declared bankrupt in accordance with law; or

(4) other circumstances set forth by the labor contract law.

6. If either of Party A and Party B requests rescission of this contract or termination of this contract upon its expiration, Party B shall complete the severance formalities pursuant to relevant rules of Party B. If Party B does not go through the severance formalities or leaves office without authorization, Party B shall bear liability for economic compensation and other legal liabilities.

7. During the term of this contract, if either of Party A and Party B requests rescission of this labor contract, it or he/she shall give a thirty days’ prior written notice to the other party (except pursuant to Articles 9.4(1), 9.4(3), 9.4(4) and Articles 9.4(6) to 9.4(8) and Articles 9.3(1) to 9.3(3)), in which case, Party A shall have the right to ask Party B to cease his/her work during the notice period and/or to engage in any business of Party B and complete handover of his/her work; or in the case of rescission of this labor contract requested by Party A, Party A may elect to pay Party B an extra one month’s salary in lieu of the notice period to rescind this labor contract; provided that Party B may not set off the days of compensatory leave, annual leave and otherwise against the notice period unless agreed to by Party A.

Article 10: Liability for breach of contract and liquidated damages

1. Party B shall pay Party A corresponding liquidated damages if he/she has one of the behaviors specified below. If Party B causes economic losses to Party A, Party B shall also bear the responsibility of indemnification besides the damages payable to Party A:

(1) if the service term provision specified in Article 2.4 hereof is violated, Party B shall pay damages in an amount which is actually provided and expended -by Party A, the amount of damages shall be divided into equal installments in accordance with the service term and on a yearly progressive decrease on the basis of the service term actually performed by Party B. The damages shall be paid on a monthly progressive decrease basis starting from the second (2nd) anniversary of this contract;

If Party B violates the service term provision and rescinds this contract before the expiration of its term, a thirty days’ prior written notice shall be given to Party A and damages shall be paid before departure from work.

(2) if confidentiality provision hereof is violated, 30% of the total annual salaries payable to Party B shall be paid to Party A as damages. If the amount of losses caused to Party A by Party A’s violation of confidentiality obligations is more than 30% of the total annual salaries (including additional salaries) payable to Party B, Party B shall indemnify against all the losses suffered by Party A. If Party B violates the non-compete provision hereof, Party B shall pay Party B double of the compensation payable by Party A to Party B specified in Article 12.1 hereof as liquidated damages from violation of non-compete provision.

(3) If Party B violates the duty of care as an agent and enters into agreement with, or makes any expression of intent to, any third party in representation of Party A beyond the scope of authorization, Party B shall bear all economic losses incurred therefrom suffered by Party A. If the losses are serious and are more than RMB30,000, Party A is entitled to rescind this contract.

(4) If Party B leaves the position after resignation without issuing a notice in a manner as prescribed by laws, or departs from work without notice during the statutory notice period, it shall be deemed as violation of this contract. Party B shall compensate Party A for any economic losses incurred from Party B’s leave from work without due notice. .

Article 11: Special Covenants

1. During the term of the employee’s employment and for a period of two years following termination of the employment with Party A, Party B shall not undertake by himself or herself, or join competitors of the company to undertake, the work that competes with the business of the company, unless Party B is exempted from such obligations by Party A at its own discretion (under such circumstance, Party A is not obliged to pay any compensation to Party B). Please refer to Employee Confidentiality, Non-compete and Invention Rights ownership Agreement signed by both parties for details.

2. Party B shall undertake and acknowledge that, his/her employment with previous employer is terminated lawfully and will not cause Party A to bear any legal responsibilities. If Party B is unable to abide any PRC laws or accept the employment by the company breaching any agreements with his/her previous employer or third parties, Party B shall indemnify against economic losses suffered by Party A as a result of his/her breach of this contract.

3. Party B shall not provide, promise or gift cash or anything of value to government officials, political parties or their officials, candidates of governmental positions or any other person when he/she knows or should have known the purpose of providing, promising or gifting cash or anything of value to the aforesaid persons is to influence their acts, omission to act or decisions, in order to obtain or maintain the business of Party A or distribute the business to others. If Party B violates the aforesaid provision, Party A is entitled to terminate the contract with Party B immediately and take other actions. Party B shall also indemnify against all economic losses of Party A incurred therefrom.

Article 12: Notice

Any notice to be issued pursuant to provisions of this contract shall be made in written form and delivered to the person at the address set forth hereunder in a method which is usually swift and secured. Any notice shall be deemed to have arrived on the third business day after the payment of postage and the certification for duly payment of postage shall be deemed as sufficient proof for delivery of such notice.

One party shall notify the other party in writing of any change of address of such party. Should such party fail to notify the other party of any change of address, the address set forth hereunder is deemed as the legal and effective address at which documents will be received.

Article 13: Settlement of Labor Dispute

Any dispute between the parties arising from the performance of this contract shall be settled through consultation. If settlement cannot be reached through consultation, the parties shall apply for arbitration to the labor dispute arbitration commission at the place of Party A. The party dissenting to the arbitration awards may file a lawsuit at people’s court at the place of Party A during the statutory period.

Article 14: Others

1. If there is any conflict between the provisions of this contract and the Offer Letter issued by Party A to Party B, the relevant provisions in this contract shall prevail.

2. If there is anything leftover or any conflict between the provisions of this contract regarding the labor standard and the regulations of the state or Shanghai, the relevant regulations shall prevail.

3. Party A and Party B shall enter into relevant training agreement, service term agreement, employee confidentiality, non-compete and invention ownership agreement separately as needed. If there is any conflict between the provisions of the aforesaid agreements and this contract, these agreements shall prevail.

4. This contract will have 6 pages and is made in two counterparts with each party holding one of them. These two counterparts shall take effect upon the execution by the two parties.

5. Party B shall undertake that the mailing address in this contract is true and effective, and is the address for service for all documents in relation to employment. Party B shall notify Party A in writing of any changes in the address; otherwise, Party B shall bear the responsibilities for all consequences arising therefrom.

Party A (seal):	Party B (seal):

Representative [Company Chop]	/S/ Leechung Yiu

Date:	Date: May 1, 2012